Securities Class Action Services Addendum – US Non-ERISA – 2014

SECURITIES CLASS ACTION AND GROUP LITIGATION SERVICES ADDENDUM

THIS ADDENDUM, effective on April 1, 2016, supplements the Second Amended and Restated Master Global Custody Agreement dated March 7, 2011(as amended, restated, supplemented or otherwise modified from time to time, the “Custody Agreement”) between JPMorgan Chase Bank, National Association (“J.P. Morgan”) and each of the funds listed on Schedule A thereto, severally and not jointly (each such fund hereinafter, a separate and distinct “Customer”). All references to a particular Customer should be deemed also to be a reference to any entity of which the Customer is a series.

RECITALS

A.	The Customer has requested J.P. Morgan, and J.P. Morgan has agreed, to provide certain services with respect to Securities class actions (“Class Actions”) and/or group Securities litigations (i.e., developing cases that may be brought to the court representing a specific group of investors where the respective investors are required to be listed as part of the cases via opting in prior to such cases being settled, referred to as “Group Litigations” herein) described in Schedule 1 to this Addendum in connection with (i) the services provided pursuant to the section titled “Class Action Litigation” in the Custody Agreement for Securities held from time to time in Customer’s Accounts, and (ii) certain securities transactions while such securities were held at other custodians or in a name that was not under the control of J.P. Morgan during the relevant class period, excluding the Accounts set forth in Schedule 3 to this Addendum, if any (collectively, “Serviced Accounts” and individually, “Serviced Account”); and

B.	The parties wish to supplement the Custody Agreement to add and/or describe, as applicable, such services that J.P. Morgan will provide to the Customer in accordance with the Custody Agreement.

AGREEMENT

1.	The Services.

(a)	J.P. Morgan will provide the services (the “Services”) described in Section 1(b) and/or Section 1(c) (as applicable) of this Addendum with respect to notifications of Class Actions and/or Group Litigations that J.P. Morgan may receive from time to time with regard to the Serviced Accounts.

(b)	J.P. Morgan will provide the following Services with respect to Class Actions (the “Class Action Services”) for markets listed in Schedule 1 (Part A) to this Addendum: [Check if applicable X]

(i)	preparing and submitting claims and supporting documentation on the Serviced Accounts’ behalf in respect of Class Action notifications relating to the Securities held in the Serviced Accounts during the relevant class period;

(ii)	responding to inquiries from claims administrators arising from the Serviced Accounts’ participation in Class Actions and making changes to the filings of claim forms as needed to address such inquiries; where additional information is required to make such changes, J.P. Morgan will contact the Customer as soon as reasonably practicable;

(iii)	communicating with claims administrators from time to time, in J.P. Morgan’s discretion, with regard to the status of the Serviced Accounts’ claims; and

(iv)	crediting the Serviced Accounts upon receipt of claim proceeds from the claims administrator as soon as reasonably practicable.

(c)	If elected by the Customer, J.P. Morgan will provide the following Services with respect to Group Litigations (the “Group Litigation Services”) for markets listed in Schedule 1 (Part B) to this Addendum: [Check if applicable ]

(i)	upon receipt of notification by J.P. Morgan regarding Group Litigations affecting owners of the Securities, notifying the Customer if J.P. Morgan, using reasonable care and diligence in the circumstances, identifies that the Customer was a shareholder and held the relevant Securities in custody with J.P. Morgan at the relevant time (such Services described in this clause (i), “Group Litigation Monitoring Services”); and

(ii)	upon receipt of the Instructions from the Customer to opt in regarding each Group Litigation notification referenced in Section 1(c)(i) above:

1.	preparing and submitting claims and supporting documentation on the Serviced Accounts’ behalf in respect of Group Litigation notifications relating to the Securities held in the Serviced Accounts during the relevant period;

2.	responding to inquiries from administrators arising from the Serviced Accounts’ participation in Group Litigations and making changes to the filings of claim forms as needed to address such inquiries; where additional information is required to make such changes, J.P. Morgan will contact the Customer as soon as reasonably practicable;

3.	communicating with administrators from time to time, in J.P. Morgan’s discretion, with regard to the status of the Serviced Accounts’ claims; and

4.	crediting the Serviced Accounts upon receipt of claim proceeds from the administrator as soon as reasonably practicable.

(d)	Schedule 1 to this Addendum lists those Class Actions markets, types of and limitations, if any, under which J.P. Morgan provides the Services. J.P. Morgan may from time to time, in J.P. Morgan’s discretion, modify such Schedule upon written notice to Customer, which shall include electronic notification to Customer by posting such notice on J.P. Morgan’s website or other online reporting tool.

(e)	Except as otherwise expressly agreed by the parties in writing, the Services shall only be provided in respect of notifications of Class Actions listed on Schedule 1 to this Addendum that arise prior to the termination of this Addendum.

(f)

When J.P. Morgan completes and files claim forms or other documentation on the Serviced Accounts’ behalf, J.P. Morgan shall be acting solely in an administrative capacity as the Customer’s agent and shall not be a fiduciary to the Serviced Accounts with respect to the performance of the Services, even though it may act separately as a fiduciary. J.P. Morgan is not making any representation or warranty as to the advisability of the Serviced Accounts participating in the Class Action or the Group Litigation (as applicable); J.P. Morgan is not expressing any view in relation to the Class Action or the Group Litigation (as applicable); and J.P. Morgan is not making any representation or warranty as to the likely outcome of any Class Action or Group Litigation (as applicable), participation in which is wholly at the Customer’s request and the Serviced Accounts’ risk. The Customer acknowledges and agrees that any reports or notifications in connection with the Group Litigation Monitoring Services (if applicable) are provided to the Customer to enable it to determine whether to participate in the relevant Group Litigation and are not intended to be used for investment purposes (including any decisions to sell, purchase or otherwise trade any Securities).

(g)	Notwithstanding anything to the contrary, as an accommodation to the Customer, J.P. Morgan has agreed to file claims, or cause its third party vendors to file claims, in respect of the Serviced Accounts’ Securities transactions while such Securities were held at other custodians or in a name that was not under the control of J.P. Morgan during the relevant class period unless J.P. Morgan, in its sole discretion, decides that it can no longer support such filings and upon written notice to the Customer. The Customer shall provide all necessary information relating to such transactions directly to the designated vendor of J.P. Morgan (or to J.P. Morgan if so notified by J.P. Morgan). The Customer represents that such information provided to such vendor (or J.P. Morgan if applicable) is true, correct and complete to the best of Customer’s knowledge and agrees, to indemnify and hold the Bank Indemnitees harmless from any and all Liabilities that may result from such transactions subject to any and all limitations set forth in the Custody Agreement.

(h)	J.P. Morgan and its Subcustodians shall not be obliged to file a claim or take any action in any Class Action or Group Litigation (as applicable) where J.P. Morgan or its Subcustodians reasonably determine such Class Action or Group Litigation (as applicable) proceeding does not conform with the standards or market practices prevailing in the relevant market. J.P. Morgan will inform the Customer in writing each time a Class Action proceeding does not conform to market practice in the relevant market where such a situation arises within a reasonable time prior to the filing deadline to allow Customer to file a claim or take action, should it determine to do so.

(i)	Neither J.P. Morgan nor its Subcustodians shall be obliged to file a claim or take any action in any Class Action or Group Litigation (as applicable) where such Class Action or Group Litigation (as applicable) would require J.P. Morgan or a Subcustodian to file a claim in its own name due to applicable law, regulation or market practice in the relevant market. J.P. Morgan will promptly inform the Customer in writing each time such a situation arises.

2.	Filing of Claims; Standing Instructions.

(a)	When J.P. Morgan has received in accordance with market practice a Class Action or Group Litigation (as applicable) notification, J.P. Morgan shall, as contemplated by the Custody Agreement, research records of the Serviced Accounts to identify the Serviced Accounts’ interest, if any, with respect to any such Class Action or Group Litigation (as applicable) notification and shall notify the Customer of the same by (1) posting such notice on J.P. Morgan’s website or other online reporting tool, or (2) providing a data file every month that will include the CUSIP file for the relevant Class Actions deadlines to the Customer (a “Customer Notification”).

(b)	With respect to each Class Action, the Customer shall instruct J.P. Morgan no later than two (2) business days prior to the stated opt-out date referred to in the relevant Customer Notification whether the Customer disagrees with any of the information provided by J.P. Morgan under Section 2(a) or if the Customer does not wish J.P. Morgan to proceed with filing a claim on the Service Accounts’ behalf, as applicable in such market. To the extent applicable, with respect to each Group Litigation, the Customer shall instruct J.P. Morgan no later than two (2) business days prior to the stated opt-in date referred to in the relevant notification whether the Customer disagrees with any of the information provided by J.P. Morgan under Section 2(a) and whether the Customer wishes J.P. Morgan to proceed with filing a claim on the Service Accounts’ behalf, as applicable in such market.

(c)	Unless J.P. Morgan has received Instructions not to file a claim in connection with a Class Action on the Serviced Accounts’ behalf at least two (2) business days prior to the stated opt-out date referred to in the relevant Customer Notification, J.P. Morgan shall, to the extent applicable in such market, be under standing instructions to complete and file the required claim forms for the particular Class Action with the claims administrator. To the extent applicable, solely in the event that J.P. Morgan has received Instructions to participate in a Group Litigation on the Serviced Accounts’ behalf at least two (2) business days prior to the stated opt-in date referred to in the relevant notification, J.P. Morgan shall, to the extent applicable in such market, be under standing instructions to complete and file the required claim forms for the particular Group Litigation with the administrator and pay all applicable fees and expenses in connection therewith from the Serviced Accounts.

(d)	J.P. Morgan shall present with the claim any supporting information that J.P. Morgan has in its possession and that is required as part of the filing as set out in the Class Action or Group Litigation (as applicable) notification. J.P. Morgan shall be authorized to disclose such information regarding the Serviced Accounts as J.P. Morgan reasonably believes is required to complete and file claims on the Serviced Accounts’ behalf.

3.	Responsibilities of the Customer.

(a)	The Customer agrees to provide J.P. Morgan with such information and documentation as J.P. Morgan may reasonably require in connection with the Services.

(b)	The Customer acknowledges that in relation to any Class Action or Group Litigation (as applicable) it is important that only one claim is filed on the Serviced Accounts’ behalf in respect of a custodial holding or Securities transaction. If, in the same Class Action or Group Litigation (as applicable), multiple claims are submitted on the Serviced Accounts’ behalf for the same custodial holding, then all such claims might be rejected by the administrator. Therefore, where a claim is to be submitted by J.P. Morgan as set out in a Customer Notification, as provided by this authorization, no other party should submit a claim on the Serviced Accounts’ behalf for the same custodial holding or Securities transaction in the same Class Action or Group Litigation (as applicable). J.P. Morgan shall have no duty to check whether any other claims have been filed by any third party on the Serviced Accounts’ behalf in the same Class Action or Group Litigation (as applicable). Subject to Section 4 of this Addendum, J.P. Morgan will have no responsibility in the event that a claim is rejected on the basis that a duplicate claim has been filed by the Customer or another party.

(c)	Should the Customer engage a third party to make a claim on the Serviced Accounts’ behalf in respect of a custodial holding or Securities transaction, (1) with respect to a Class Action, the Customer shall be responsible for instructing J.P. Morgan not to file a claim on the Serviced Accounts’ behalf at least two (2) business days prior to the stated opt-out date referred to in the relevant Customer Notification and (2) with respect to a Group Litigation (if applicable), to the extent the Customer has already instructed J.P. Morgan to file a claim on the Serviced Accounts’ behalf, the Customer shall instruct J.P. Morgan to cease filing the claim at least two (2) business days prior to the stated opt-in date referred to in the relevant notification.

4.	Rejected Claims.

In the event that J.P. Morgan is notified by the administrator that such administrator has rejected a claim, J.P. Morgan will use reasonable efforts to notify the Customer via J.P. Morgan’s website or other online reporting tool as soon as reasonably practicable.

5.	Compensation.

The Customer agrees to pay to J.P. Morgan for the Services such fees and expenses as set out in Schedule 2 to this Addendum or as the Customer and J.P. Morgan may mutually agree in writing from time to time.

6.	Limitation of Liability.

In addition to the Serviced Accounts, Columbia Management Investment Advisers, LLC (the “Adviser”) may serve as investment adviser for other funds and accounts for which J.P. Morgan provides Class Action Services similar to those described herein (together with the Serviced Accounts, the “Adviser Accounts”). Adviser Account(s) may incur losses arising out of the services provided hereunder. If losses are incurred from the services set forth in Section 1(b)(i)-(iii) of this Addendum, or such Addendum as is applicable for the relevant Adviser Account(s), (whether for breach of contract, tort, or otherwise, but excluding losses caused by fraud, gross negligence, bad faith or wilful misconduct on the part of J.P. Morgan) (collectively, the “Adviser Account Losses”), the Customer agrees that J.P. Morgan’s annual aggregate liability with respect to the Adviser Account Losses that may be incurred during any calendar year shall not exceed USD 1,000,000 and that this shall be the Customer’s and the Serviced Accounts’ exclusive remedy (the “Class Action Services Liability Limitation”). Any amounts payable by J.P. Morgan pursuant to this Section 6 will be allocated among the relevant Adviser Accounts on a basis deemed fair and equitable by the Adviser pursuant to policies and procedures established by the Adviser. Under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits except for lost profits that directly result from direct damages)) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought. No action, regardless of form, pertaining to the Adviser Account Losses may be brought more than six years after the cause of action has accrued. For the avoidance of doubt, if a loss is incurred by the Customer from a service not explicitly included in Section 1(b)(i)-(iii) of this Addendum, this Class Action Services Liability Limitation does not apply.

7.	Miscellaneous

(a)	Unless otherwise provided herein, all terms and conditions of the Custody Agreement are expressly incorporated herein by reference and except as modified hereby, the Custody Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custody Agreement.

(b)	This Addendum may be terminated by either party upon sixty (60) days’ written notice to the other party. Anything herein to the contrary notwithstanding, if the Custody Agreement is terminated, then this Addendum shall automatically terminate on the date such Custody Agreement terminates.

THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.

IN WITNESS WHEREOF, the parties have executed this Addendum with effect from the date first above-written.

EACH REGISTRANT LISTED ON SCHEDULE A TO THE CUSTODY AGREEMENT, ON BEHALF OF ITSELF AND EACH OF THE FUNDS LISTED UNDER ITS NAME ON SCHEDULE A THERETO, SEVERALLY AND NOT JOINTLY		JPMORGAN CHASE BANK, N.A.

By:	/s/ Amy K. Johnson	By:	/s/ Anna Maria Calla Minniti

Name:	Amy K. Johnson	Name:	Anna Maria Calla Minniti
Title:	Vice President	Title:	Vice President
Date:	May 26, 2016	Date:	August 8, 2016

SCHEDULE 1

Scope of Services

[REDACTED DATA]

SCHEDULE 2

Fees

Part A. Class Action Services

[REDACTED DATA]

SCHEDULE 3

Part A

List of Accounts to be Excluded From Class Action Services:

ACCOUNT NAME	ACCOUNT NUMBER

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